Exhibit 16.1

September 30, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Commissioners:

We have read the first, second, third and fifth paragraphs included in Item 4.01 of Form 8-K of Technical Communications Corporation dated September 30, 2010, expected to be filed with the Securities and Exchange Commission on October 1, 2010 and are in agreement with the statements concerning our Firm in those paragraphs.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

 /s/ Caturano and Company, Inc.
Boston, Massachusetts